Exhibit 99.1
Nelnet First Quarter 2008 Business Update
May 22, 2008
3:00 pm CT

Operator:	Good afternoon. My name is (Pam). And I will be your conference operator today.

At this time I would like to welcome everyone to the Nelnet First Quarter 2008 Business Update.

Today’s call is being recorded.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session.

I would now like to turn the conference over to Mr. Jeff Noordhoek, President of Nelnet. Sir you may begin.

Jeff Noordhoek:	Thank you (Pam).

Good afternoon everybody. Let me start out today by issuing an apology. We did have some technical difficulties this morning. We anticipated having the call during our shareholder’s meeting. And at the facility we were at it seemed as though obviously no one on the phone could hear us. And so we continued with that meeting. And then decided to reconvene the call this afternoon.

And then this afternoon we also had a technical difficulty in that the conference number, the toll free number that was provided by the conference calling company was incorrect by one number.

So we expect some more people to be joining here. And I think we’ve got a fair amount of people on the line right now. So we’re going to get going.

Again I apologize for the technical difficulties today.

With me today are Mike Dunlap, Chief Executive Officer, Terry Heimes, Chief Financial Officer.

And Terry and I are going to present some formal remarks that we presented today in the meeting. We will probably do it a more — in an expeditious manner than we did this morning. Since it’s a lot of the stuff that you had seen or heard before. And really we thought the most valuable part of this call would be the question and answer at the end.

Before we get started let me read the forward looking statement.

Please note that during the conference call we may discuss predictions and expectations and may make other forward looking statements. Actual results in the future may differ from those discussed here perhaps materially based on a variety of factors. Listeners should refer to a discussion of those factors in the company’s Form 10-K and other filings with the SEC.

During the course of this conference call we will refer to a non-GAAP financial measure that we refer to as base net income. Please refer to our Investor Relations Web site at www.nelnet.com for a description of base net income and the reconciliation of GAAP net income to base net income.

Now let me go through the presentation that was available today and I believe is up on our Web site at this point in time.

Really what we wanted to focus people on is to step back in time and think about some basics of the company before we go into some of the more prevalent topics that we want to talk about including the legislation, the implementation of that legislation and some other factors around the financials of the company.

So what we wanted to start with was to remind people who we serve, what our customer base is, what we do, the products and services that we offer, how we do it through our lines of business, how those products and services equate to our lines of business. And then challenges and responses that we’ve had going into the student loan market in the last few months.

Let’s begin with who we are....although our product set has changed fairly significantly over the last few years and our diversification strategy has been kicking in, our vision, our mission and our core values have not changed. So we want to remind people of what those are.

Our vision is making educational dreams come true. Our mission is to create a diversified educational services company that will constantly deliver premier solutions and quality services. And of course our core values have been a focus on customers, making this a great place to work, and a focus on our associates.

Being very clear and transparent with all of our stakeholders including our customers, our associates and our shareholders has been a fundamental principle that we’ve built the company around.

And of course and lastly and most importantly is diversification of sources of revenue.

We believe that our customer base is stronger than ever. And our prospective customer base is growing dramatically. Our customer base being students and their families in the K through 12 market as well as the higher ed market and the transition periods in between.

Today there are over 55 million students in the K through 12 market. And there are over 18 million students in the higher ed market. At the same time we have the cost of higher ed at every news account rising at a rate faster than inflation.

You also have the largest graduating class of high school seniors in the history of the United States coming out this month and going into the workforce or into college.

So if you think about these dynamics there are over 73 million customers or potential customers that we may have delivered our product and services to. We find that schools, students and families are looking for better ways to plan, prepare and pay for their education. So that leads us into what products and services we have to offer to all these families and students.

And if you had looked at the presentation on Page 6 where we have listed out the product life cycle that we offer to students, you’ll find all the various products and services we offer. And I will not go through them today to expedite the process. Because I know a lot of you heard before. And they’re in front of your eyes right now.

But needless to say we have a very broad set and comprehensive set of products and services that we offer to students, which separates us from a lot of other education services companies or finance companies out there.

So I’m going to turn it over quickly to Terry. He’s going to talk about how this equates into our lines of business.

Terry Heimes:
Sure. And for those of you that are following along in the presentation as Jeff mentioned we have a numerous set of products and services that span the education life cycle. And we’ve depicted them on the slide as throughout the education life cycle.

If you look on Page 7 of the presentation we actually show we deliver those product and services through our various business segments. We operate in five different business segments ranging from our first business segment being the Asset Generation and Management.

If you were to look at Nelnet in 2004, the first year we went public, we were really a student loan finance company with the vast majority of our revenues coming from the assets in our asset base.

In 2007 the amount of revenues contributed from our Asset Generation and Management section has dropped to 42%. So we have significantly focused on diversifying our revenue across our other business segments.

We do still have a tremendous amount of value in the Asset Management segment. We have a portfolio of $26.3 billion. Of that we have about 22 billion that is match funded to maturity that will generate a substantial revenue stream over its life in excess of $1.4 billion.

So we have a lot of captured value on our balance sheet.

But in addition to that we’ve expanded and diversified our revenue stream into the other business segments that have very attractive growth opportunities as well as stability.

If you look at our Student Loan Guaranty Servicing that’s really a very high volume transaction processing business that we service a $35.4 billion portfolio including 25 of our own.

That high volume transaction processing business gives a tremendous amount of scale opportunity, opportunities for efficiency. And the vast majority of those loans are subject to life of loan servicing giving us a tremendous amount of value generation into the future.

We’ve expanded into the Tuition Payment and Campus Commerce business. That now represents 7% of our revenues.

In terms of the market, we service in excess of one million payment plans now. That again is a very high volume transaction processing business focused on moving money and helping people transact their business in order to pay for their education.

We’ve experienced a tremendous amount of growth in excess of 20% a year in the Tuition Payment and Campus Commerce in terms of our revenue growth. And in terms of the next segment we’ve actually exceeded that in terms of the recent revenue growth that we’ve experienced in our Enrollment Services segment, which is really focused on planning, lead generation and content solutions.

That’s really a data management segment where we believe we’ve got tremendous amount of growth opportunity from the revenues. But we also have the opportunity as we bring Peterson’s and CUnet, a couple of our subsidiaries, together in terms of the operating leverage that we can gain, we believe we can grow the operating margin as we move forward.

Then the last one is the Software and Technical Services segment, which in addition to providing the software that we service on internally we provide it externally. And there are a number of portfolios that use that software to provide their internal servicing activities.

So when we look at what’s happened recently in the market the primary impact has been on our Asset Generation and Management. Specifically on that portion of our portfolio which is not match funded, which is in our short term warehouse or is subject to new origination.

There has been some carry over or spill over impact in our List Management business as well as in our Software Services. But the impact of the capital markets and the impact of the student loan focus of recent months has really impacted our Asset Generation. And caused some significant challenges for Nelnet, which we’ve been very proactive in addressing.

Jeff Noordhoek:
So let’s take a pause in our discussion about diversification. Because we’re going to come back to that. And talk about what is going in in the student loan business because it is getting a lot of attention in the last few weeks and months.

And to talk about the challenges of the business, we need to step back and describe how we got to where we are. And what we have done in response to the challenges. And then what has happened.

So on that front it’s important to note that we have over 18 million kids or people enrolled in the higher education market in this year. There’s expectation that they will borrow over $87 billion of Federal funds.

Now you need to couple that with what’s happened in the credit markets and with recent legislation.

Historically in the credit markets the student loan finance company was based on a margin generally to LIBOR to CP that had been very stable for many years to back. And if you look at the charts that we have in the presentation on Page 9 you will see that that’s been very stable over time.

If you bring that forward to this Fall we all know what happened, which is legislation was passed which cut roughly 70% of the value of all new student loans originated after that point in time, after that date actually.

At the same time you had a credit market crisis happening where the cost of funds quadrupled that month since between September and October up from seven basis points up to about 40 basis points on a term ABS transaction.

We believe we were very proactive in our response, which is we restructured the company to eliminate costs to be able to make a profit on new loans going forward from that point in time. We also virtually eliminated borrower benefits. We believe we were very market precedent leading or setting in that endeavor.

At that point in time people thought that the market would correct sometime in early in ‘08, so in the January and February timeframe. Of course if you fast forward to January you’ll find that that did not happen. In fact the capital markets crisis severely worsened.

In January we decided to restructure the company again essentially eliminating consolidation loans at that point in time and the positions involved with that to be very proactive in addressing the issues that were going on in the market.

Then fast forward to current times. And the market just got worse and worse and worse as we all know. And we can all see the public spreads on ABS transactions from that point in time. And they peaked to over 143 basis points for us on one transaction.

During this rapid rise of spreads in this capital markets crisis we identified certain risks that we had in the business that we’d never had to face before. One of them was a liquidity risk.

So at the height of the market at it’s worseness, the height being bad, we found ourselves with $7.2 billion of assets in our warehouse lines of credit which were subject to a margin call in the form of a mark to formula.

We very proactively throughout the last couple of months reduced that risk. We executed four securitization transactions as well as selling loans to a third party. We took our loans down in our warehouse lines from $7.2 billion to $2 billion. So we think we were very proactive and improved the liquidity position of the company significantly in that period of time.

Also during that period of time we used the capital that we have had, our strong capital position to help us finance in the market by buying our own subordinate pieces or injecting cash into a transaction to make it work.

As you know as rates rose it essentially became impossible to make a profit on any new loan originated after 10/1 given the current capital markets crisis.

If you look at the chart that we presented, and it’s on Page 12 of the presentation, you will see that even the market had improved on our last transaction to the tune of about 30 basis points it was still unprofitable if you were to finance new loans in the current market crisis.

What was happening was all lenders were lining up in the country to get ready to stop making loans. Because you could not make money, make a profit to do so. And this was coming to a very quick head.

And we felt like banks, finance companies, and we had to offset over 50 lenders who had already exited the market. We felt like a massive crisis was coming if you couple the fact there are 18 million students, 7-1/2 million borrowers, FFELP borrowers and $86 billion of funds that need to be borrowed for the next upcoming ‘08, ‘09 season.

The government reacted very quickly., the Congress did and the President signing HR 5715 into law. We dramatically or greatly applaud that move to inject liquidity into the system.

The Department of Education as you know had been given a broad set of powers to inject liquidity into the system. They came up with a short term plan for the ‘08, ‘09 season which includes a put and a facility where you can draw at par at CP plus 50.

And we found that those two things together although do not create a lot of profit on loans they do make originating loans profitable in the right cost structure. So therefore we believe that this is a workable solution.

And to be specific Nelnet will participate in the FFELP loan business. So we will continue to participate since we never exited. And we will continue to focus on helping students go to school. And in fact we will continue to make loans to any student this year in the ‘08, ‘09 student — or ‘08, ‘09 season no matter what school they go to.

So we think that’s a very positive set of events. And we’re very happy to announce that.

That said, we believe that we will be working with the Department of Education to work on a more permanent solution or at least a mid term solution beyond this year. And the details of that are yet to be determined.

So that’s what happened in our Student Loan Finance business. And we’re sure that at the end we’ll have a lot of questions around specific to that. That seems like most of the calls that we’re receiving.

The important part is even if this had not happened, if the solution had not been in place and we had exited the new loan origination business we still have a great business because of our strategy of diversification which is working.

So I’ll turn it back over to Terry to talk about the numbers on the year end and the quarter end and how our diversification strategy is working.

Terry Heimes:
Sure. I think one of the things if you think about what Jeff just covered there was — we faced a lot of challenges in the first five months of the year and really the last four months of last year largely focused at the changes in the legislation and the changes in capital markets.

And we felt we took a very proactive approach in terms of the things, some of our actions that we took in order to position the company for the long term. So that was — we were very proactive in a short period of time.

We feel we’ve been proactive ever since we went public to focus on positioning the company for the long term. And part of that positioning is really based on our diversification strategy.

And you heard us talk a lot about the diversification. We will continue talk about that. If we go back to 2004, 71% to 72% of our revenues came from our Asset Generation business. If we were to accelerate that to 2007 that’s down to 42% of our revenues.

We experienced significant growth in our fee based revenues specifically in our Nelnet Business Solutions, which is our Tuition Payment and Campus Commerce segment as well as our Enrollment Solutions segment. If we were to accelerate that to the first quarter actually 83% of our revenues came from our fee based revenues versus our net interest margin.

And so we’ve experienced significant growth in terms of the percentage contribution from our fee based revenues.

Now in the first quarter part of that was due to the drop in revenue from our net interest margin. But it doesn’t take away or shouldn’t detract from our emphasis on continuing to focus on diversification.

One way to emphasize that if we look at the bottom line contribution from our fee based revenues compared to say 2004. By way of example if we look at one of the pages on the slide, in 2004 we earned $1.02 per share. In 2007 we actually made more from our fee based businesses in terms of our base net income contribution compared to the year.

So when focus on what differentiates us from our competition? We believe we have differentiation from our competition in terms of our balance sheet strength.

We have $26 billion to $27 billion portfolio. Ninety-nine percent of that is government guaranteed. We’ve got a very strong capital base and $538 million in equity. We’ve captured value on our, excuse me, on our balance sheet. Of the $26 billion to $27 billion portfolio, $22 billion is match funded through maturity generating cash flow, future cash flow in excess of $1.4 billion.

We’ve significantly improved our liquidity position. As Jeff mentioned at one point in time we had $7.2 billion in terms of our short term warehouse. That’s down to less than $2 billion. So we’ve significantly improved our liquidity position.

We believe our earnings quality is extremely strong. Since we don’t use gain on sale accounting we’re able to capture that value in the future as that annuity comes in from our portfolio.

We don’t have dilutive equity instruments outstanding.

We’ve continued to focus on growing our fee based revenues. And we’ve focused on controlling our operating expenses. Our operating expenses are down 15% to 16% quarter over quarter compared to last year. They’re down on a run rate perspective nearly 10%. So we’ve focused on controlling our operating expenses while growing our fee based revenues.

And lastly again focusing on the diversification strategy, it spans the education life cycle. It reduces our political and capital market risk. It’s really anti-cyclical in terms of economic downturn.

We believe that as the — as students are looking for the right schools to go to, especially in these challenging economic times, and schools are looking for the right students we have the product and service set to help both sets of our customers find value thereby generating value for Nelnet.

And we’ve focused our diversification in terms of the service — product and services rather than on the financial products. And by doing that we’ve reduced our risk or our exposure to further capital market disruption as it relates to that.

So we are not reliant on making student loans to generate value in the future.

That said the legislation has positioned us to continue in the education loan market. And so we believe that we’ve got some significant differentiation factors as it relates to our competition. As well as we look forward to some of the industry dynamics and company dynamics.

Jeff Noordhoek:	Thank you Terry.

So at this time I would like to open the line up and have the operator open the line up for questions, which is really what we thought would be the best use of time given the technical difficulties we had today. And again I apologize for the technical difficulties we’ve had.

And we’d like to open the line up for questions.

Operator:	Thank you.

At this time I would like to remind everyone if you would like to pose a question press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Thank you.

Your first question is coming from Carl Drake with SunTrust Robinson. Please go ahead.

Carl Drake:	Thank you. Good afternoon. And thanks for the presentation.

In terms of the new legislation if you could touch on, you know, the new potential economics of the new legislation, how it might impact originations going forward, whether or not you would be involved in consolidation loans.

And what the implications might be for, you know, if you would eliminate the need for warehouse lines that are renewing in June or maturing in June or substantially reduce those. And to what — maybe you could touch on the impact there as well.

Jeff Noordhoek:	Hey Carl and it’s a multi-part question. So I’ll to get it all. And if I — we miss some of it you can come back.

The legislation does not address consolidation loans. So consolidation loans cannot be used, cannot be funded in either of the facilities that the Department is proposing. So we will not at this point in time reenter the consolidation loan market.

Terry Heimes:	As it relates to the economics — Carl, this is Terry. As it relates to the economics obviously there are still some details to work out.

But the proposed terms in terms of being able to finance at 50 basis points as well as providing the put does provide we believe sufficient spread that would allow us to continue to originate loans. We’ve made the statement that we will continue to originate loans on behalf of any student at schools across the country. And we believe it is sufficient to generate value for us.

Mike Dunlap:	I think it’s premature right now to guesstimate what that’s going to do from a volume perspective. I think we’ll be able to better answer that question three months from now.

Carl Drake:
But it’s fair to say, I mean it’s too early to say that you would, you know, I mean thinking about what you did in the first quarter. You had some, you know, some forward flow and some branding that — from those channels that helped. It’s safe to say that you’re not looking to grow from the first quarter levels, you know, given the recent news on the legislation.

Terry Heimes:	I think it’s probably a little premature to see what’s going to happen there. The key there though is the legislation does pick up loans after a date specific.

And so, it really is on loans I think they’re focusing on loans in the ‘08, ‘09 lending season.

Jeff Noordhoek:	So loans eligible would be the loans that originated after May 1 of ‘08 through June 30 of ‘09.

Carl Drake:	Okay so the implications for the warehouse line — lines maturing next month and also the potential implications for the 10/1 loans that you have right now?

Jeff Noordhoek:
Well so we expect to negotiate or we’re continuing to negotiate with our warehouse line providers. We expect to come to an agreement on what that will look like before the expiration and to continue to finance those loans.

And then depending on the terms of that facility we would determine where we want to fund new loans. So they might be in that facility. They might be under one of the government facilities.

Carl Drake:
Okay. Okay just next question on — and then I’ll drop back in the queue. In terms of your long term view of self versus the direct loan program and what the Administration’s plans are. I know they have certainly constraints in how fast they can grow that.

But what are the implications for, you know, your views after talking to the Administration on the FFELP versus FDLP and the, you know, the potential impact to Nelnet? And whether or not that could impact your very important fee based businesses as well.

Jeff Noordhoek:
Sure Carl. The FFELP loan program definitely took a hit in this credit crisis. Because it’s very public on a lot of schools going to the direct loan program. I believe that the solution that they’ve put in place is temporary. So it solves the problem most likely for the ‘08, ‘09 season — lending season, it’s for the next year.

And then I think long term I’m encouraged that the Administration as well as members of Congress have been publically stating recently that they believe that both — it’s healthy to have both programs in place to given students choice and schools choice.

And so I’m encouraged that people are looking at having two programs. And letting those programs compete on their merit.

So as far as we can look out it seems to be pretty positive. Obviously we’re in an election year. And that will have an impact. And there are many things that will happen over — on this debate over time. But I think it’s too early to predict on what will happen long term. But we are encouraged by recent information that we found out.

Carl Drake:	Okay thank you.

Operator:	Thank you.

Your next question is coming from Mike Taiano with Sandler O’Neill. Please go ahead.

Mike Taiano:	Thanks. A couple questions.

I guess first are you guys going continue — well I guess are you going to originate only through your internal brands or at this stage? Or will you continue to use the branded and forward flow relationships?

And then second on the — when you say you’ll originate loans to any student or any school does that suggest that the — that students that you would have not originated to previously? You would probably put those loans to the government? Is that how it would work?

Jeff Noordhoek:	Well to answer your question on the branding forward flow we would expect to use all of our channels to continue to bring loans into the company. So we don’t see any changing there.

And we believe that the intent of the HR 5715 was to ensure access to students, to all students. And we believe that the implementation of that at the Department of Education is — will be successful in that measure. So we would anticipate to participate or to fund loans for any student.

Mike Taiano:	Okay and...

Jeff Noordhoek:	And our options obviously flexible on that.

Mike Taiano:	Okay and when you say you’ll continue use the branding and forward flow will the pricing, in other words the premiums you pay on that be adjusted downward?

Jeff Noordhoek:	I have...

Terry Heimes:
Again that would — this is Terry. I mean that depends somewhat on some of the details of our negotiations as we continue to work on our warehouse line as well as the details of the various legislative proposals.

And so we will continue to focus on making sure that we can generate loans at a sustainable value that we can make sure we can do it over the long term.

Mike Taiano:	Okay.

Jeff Noordhoek:	We had renegotiated the premiums on all loans originated after 10/1 with all of forward flow lenders. And it appears given the premiums that we could...

Jeff Noordhoek:
...at the proposals so that we could put loans back out to the government that our forward flow channel could for the loans made between May 1, 2008 and September 30, 2009 will work with our current contracts.

Mike Taiano:	Okay. And then just another question on, you know, effectively if you have to, you know, utilize the, you know, the ABS market once the, you know, the government proposal sort of passes.

I mean what sort of spread do you guys need to get in the ABS market for this business to be, you know, profitable for you given where, you know, sort of the 10/1 spread — or post 10/1 spreads are. Do you have sort of a general, you know, number in terms of basis points in mind?

Terry Heimes:	I mean obviously as we continue to look at how we position the company our focus is on making sure that we capitalize on our diversification strategy, continue to grow our fee based businesses.

We believe that the proposed legislation will allow us to continue in the program for this period as we continue to focus on our diversification strategy.

As you look forward into the future, we would look for spreads to go back to where they were prior to the capital market crisis. That’s when, you know, people were evaluating what would happen under the new, the CCRA.

So our focus is on making sure we continue to diversify our company, capitalize on our business model, making sure that we position the company to serve our students and schools in the coming year as it relates to the proposed legislation. And that’s where we will focus our efforts.

Jeff Noordhoek:
I would say that after CCRA if capital markets stayed where they’re at given the knowledge that we have now consolidation loans don’t make sense under CCRA. And we think that for a long term solution in the FFELP program, part of CCRA if not all of it’s going to need to be changed to make FFELP a long term viable program.

Mike Taiano:
Okay so I mean I’d suggest even at 50 basis points over, which is sort of the facility that the government’s offering, you know, that potentially wouldn’t work. And therefore maybe the only reason that that’s working right now is because you do have sort of the put option. Is that fair to say?

Mike Dunlap:
It’s very marginal from a profitability standpoint. It gets us to a profitability level that it makes sense to stay in the program for another year and see what happens with the capital markets. And see what happens with the government to see if we can come up with a solution that ensures a long term viability of FFELP.

But if it was 50 basis points for an ongoing basis consolidation loans don’t work in that at all. And it would really make Stafford loans very marginally profitable. We’d have to look at that and say does it make sense to allocate towards that business towards the long term if that’s where the capital markets stay at.

Mike Taiano:	Great. That’s fair. Thanks a lot.

Operator:	Thank you.

Your next question is coming from Robert Kirkpatrick with Cardinal Capital. Please go ahead.

Robert Kirkpatrick:	Good afternoon.

Could you go back to Page 15 and your little earnings table breakdown?

Jeff Noordhoek:	Sure.

Robert Kirkpatrick:
I’d like to understand a little bit more about what’s in the corporate activities and overhead line and — number one. Number two, why is which not allocated. And number three, why has the spending on that more than doubled in the 2004 to 2007 timeframe please?

Terry Heimes:	Sure. This is — the corporate activities and overhead is really are any type of accounting, human resources, communications, facilities and technology...

Jeff Noordhoek:	And legal.

Terry Heimes:	...and legal.

The primary area or reason for growth is really the growth and expansion that we had as a company in terms of number of locations, the investment that we’ve made in some of our technology that has spanned the various product and service offering.

The reason we keep that — in terms of looking at how that can allocated. That can be allocated in a number of different manners. It could be allocated pro rata. It could be allocated by headcount. It could be allocated a number of different ways.

In order to make sure we can evaluate the performance of our businesses that’s why we keep that as part of the corporate activities and overhead.

And again the primary for reason for growth has been the expansion of our locations, the expansion of the type of the businesses, the expansion of our infrastructure and the expansion of our investments in our technology.

Robert Kirkpatrick:	And but if I look at the number of $1.63 compared to your base net income that essentially wipes it all out.

Terry Heimes:	I’m sorry could you repeat that?

Robert Kirkpatrick:
If I look at the $1 — the 1.63 in corporate activities and overhead in 2007 and I compare that loss from that expense to your adjusted base net income from fee based businesses that essentially wipes that out.

Terry Heimes:	And a large portion...

Robert Kirkpatrick:	Is...

Terry Heimes:	...of that infrastructure, technology investment, et cetera is dedicated to or would be allocated to the Asset Generation and Management portion of our business.

Robert Kirkpatrick:
Okay. And if you after a year decide that for whatever reason the long term solution to you staying in that Asset Generation and Management business is necessary does that mean that we would expect the spending on corporate activities and overhead to come down substantially?

Terry Heimes:
Yes. We have — and part of our restructuring that we’ve gone through has been a focus on reducing expenses. And a portion — a large portion of that would be to the Asset Generation and Management component.

Part of the carry over or whatever would be some of the longer term investments in infrastructure that would be recognized as, you know, in accordance with the revenue that would be generated and recognized over time as well.

But we would expect to see the corporate activities section come down over time as we restructure and focus on cost containment.

Mike Dunlap:
Terry it might be helpful if you quantify what the annualized run rate decrease is on expenses from the fourth quarter to the first quarter of this year. And that’s a big chunk that’s not in the restructuring.

Terry Heimes:
Sure we’ve — I mean from a standpoint of we’ve experienced a decline in terms of run rate on our operating expenses of nearly 10%. And, you know, it’s been about $10 million. In terms of run rate it’s close to 17 million compared to the quarter over quarter compared to last year.

Mike Dunlap:	So on an annualized basis it’s over $60 million that we’ve decreased expenses with the two restructurings, the one done in September and the one done in January.

Robert Kirkpatrick:	Okay.

Terry Heimes:	Which originally we were anticipating at 25 to 50. So we’re where we thought we would be.

Robert Kirkpatrick:	Yes okay.

And then you mentioned in your remarks that you had a $26 billion portfolio and 22 million of that was match funded to maturity. And that that would generate 1.4 billion over the lifetime. What’s the average duration of that portfolio?

Terry Heimes:	Say that — excuse me?

Robert Kirkpatrick:	You mentioned in your remarks that you had a $26 billion portfolio of which 22 billion was match funded to maturity.

Terry Heimes:	Yes.

Robert Kirkpatrick:	You further said that that match funded to maturity portion would generate 1.4 billion over the lifetime of those loans.

Terry Heimes:	Yes. And the average duration of that would be somewhere in the seven to ten years.

Robert Kirkpatrick:	Great. Thank you so much.

Operator:	Thank you.

Your next question is coming from Sameer Gokhale with KBW. Please go ahead.

Sameer Gokhale:	Hi. Thank you.

You know just a question I had on the option that you have. You either to sell loans to the government or to have them funded by the trust.

Given your decision to suspend the dividend in order to conserve liquidity is it safe to assume that you were — would opt to sell the loans rather to fund them for a year? And at some point then maybe refinance those loans in the ABS market should the ABS markets normalize.

Like in other words which of the two options are you finding more appealing at this point?

Jeff Noordhoek:
Our intention would be to fund the loans in the facility, earn the spread and the servicing revenue, determine where the capital markets are at the end of the term of the facility and then decide if we would put the loans or not.

Sameer Gokhale:	Okay. That’s helpful.

Then the other thing is on Slide 7 where you break out the revenue contribution share. If you were to look out three years or so where do you see the biggest increase in that revenue contribution mix coming from?

Terry Heimes:
Obviously our focus is on — is going to be on growing all areas of the business. As I indicated we’ve experienced a significant amount of growth in terms of our Tuition Payments, very solid growth. The largest growth area for us has been the Enrollment Services. And that is probably where we would expect to see the largest growth come from.

Sameer Gokhale:
Okay. And then I want to just, you know, see if there was any talk about the Department of Education potentially rolling out some technology platform that would allow schools to easily switch between the direct loan program and the FFELP.

Is there something like that in works that you might have heard of? Just be curious to get your thoughts if you heard anything along those lines.

Jeff Noordhoek:	We’ve heard something like that is in the works. But we have no definitive knowledge.

Sameer Gokhale:
Okay and if that is implemented do you have a viewpoint as to how that may or may not affect the current, you know, origination stream? You know, how schools might be likely to react in that sort of situation if that is rolled out.

Mike Dunlap:	Well one of the things that got passed with CCRA is that the student should have an option, a choice. And with most schools under the direct loan program they don’t have a choice.

And I think if kids are given a choice between getting the loan directly from the government or one of the FFELP providers I think that’d be very positive for the FFELP program. Because I think most students would rather work with a private provider than the Federal government directly.

Sameer Gokhale:	Okay that’s helpful. Thank you.

Operator:	Thank you.

Your next question is coming from Matt Snowling with FBR Capital Markets. Please go ahead.

Matt Snowling:	Yes hello. Hello.

In terms of the government plan do you have a sense as to how those loans would be serviced, you know, if you exercise the put back in the government?

Jeff Noordhoek:
There — Matt there’s a lot of debate that has gone on around that issue. Obviously we believe that it is in the best interest of the student that the servicing would stay with the original servicer of the loan as to not to split the borrower up over time since this is a one year facility.

So as an industry obviously we believe that the servicing should stay with the original servicer.

I can tell you that the Department has said that that issue is still open and will be decided upon when the details come out on the overall facility.

Matt Snowling:	But you’re still comfortable originating a loan without knowing what the result of servicing?

Jeff Noordhoek:	Yes.

Matt Snowling:
Okay. And, you know, in terms of application growth. Can you give us any sense of, you know, what those levels are running at right now? And maybe a little bit of color on the preferred lender list request.

Mike Dunlap:
With respect to RFPs that we filled out we filled out in the 2007 school year I think less than 50. And this year there were close to 500. And the initial returns on those were roughly 56% of those RFPs we were winning. So we’re being put on the lender list up through the current day.

As we look at actual portfolio, the amount of loans that we originated we were very proactive in telling the market that we were not going to buy down O fees. And we reduced our borrower benefits considerably compared to all of our competitors.

They recently in the last 30 days eliminated their O fees and eliminated most of their borrower benefits.

But during that time from October 1 until March when they didn’t do that we saw a decrease in our applications to the tune of roughly 30% during that timeframe.

What will happen on a go forward basis, we’ve had schools contact us and say you were up front with us. We appreciate that. We’re going to put you back on our list and have you be one of our main lenders. Because you told us this is what was going to happen and it happened.

So time will tell how we do for the full year.

Terry Heimes:	I think the important piece there is our focus on diversification was to reduce our reliance on the quote unquote loan program portion of our business. And we’ve been able to do that.

You know, the reduction in applications was expected as we reduced our borrower benefits. We were able to maintain the value capture on our balance sheet. And we continue to focus on growing the fee based portions of our business.

Where the legislation or the proposed program will take us is really to be determined over the next few months.

Mike Dunlap:
We were also very proactive on restructuring our business so it made economic sense. And we have reduced by almost 700 FTEs since October 1. And we reduced our sales team from close to 200 to today we’re roughly around 30. And that is a significant change when you look at where we’re at currently or where we were at a year ago.

Matt Snowling:	Okay thanks. That’s helpful.

Operator:	Thank you.

Ladies and gentlemen the floor is still open for questions. If you would like to pose a question you may press star followed by the number 1 on your touch tone phone at this time.

Thank you.

Your next question is coming from (David Golupter) with Emerson Capital. Please go ahead.

(David Golupter):	Hi I just had a couple of follow up questions on Page 15 to make sure I understood it.

One of the other callers asked about the corporate activities and overhead and thought it was added back to the adjusted base net income. And I — the way I read this the revenue is added up. And then you take out the corporate activities and overhead gets you to the adjusted base net income.

Terry Heimes:	That’s correct.

(David Golupter):	Okay.

Terry Heimes:	Where he was saying if — the question was if we apply 100% of that corporate activity to the fee based revenues. But obviously it’s not.

(David Golupter):	Right. Okay.

And so then the next question is it looks like the fee based business is you’ve been growing at a rate of more than 25% in the earnings the last few years. Is there any reason that wouldn’t continue for the next few years given the top line growth and operating leverage in those businesses?

Mike Dunlap:	Some of the growth that you see in the fee based business was due to acquisitions.

(David Golupter):	Okay.

Mike Dunlap:	And so the core growth rate is significantly lower than 25%. And those fee based businesses would be more in the low double digit area is what our target is.

(David Golupter):	On top line or bottom line or both?

Mike Dunlap:	Both.

(David Golupter):	Okay. And I’m sorry just if you could refresh me on how much of the corporate activities and overhead is going to go away from the restructuring activities you’ve taken?

Mike Dunlap:	What’s it Terry?

Terry Heimes:	As we indicated the — our expense reduction really is targeted 25 million to 50 million. We’ve experienced on a run rate we’re down about $10 million compared from fourth quarter to first quarter.

One of the things I did want to add a little bit of color on to Mike’s comments in terms of the growth of the fee based businesses.

We have experienced if you look at each one of the fee based business they’re slightly different. And their growth opportunities are a little bit different.

We have experienced, if you look at our Loan Servicing and Guaranty function that has, you know, we’ve experienced a run off of our external third party servicing portfolio. We expect solid margins in that area. And we see some growth opportunity because of the change in legislation. But we have experienced a decline there.

In terms of our Tuition Payment and Campus Commerce we have exceeded 20% growth in terms of both top line. And because of the increase in operating margin in each of the last three years we’ve experienced a greater than 20% growth in terms of our bottom line.

As it relates to the Enrollment Services section we’ve actually experienced tremendous growth in revenue. Some of that has been through acquisition. But we experienced greater than I believe 30% growth in top line revenue.

The bottom line revenue in the Enrollment Services that margin has before the acquisition of CUnet and Peterson’s was much broader. After the acquisition of CUnet and Peterson’s that’s been in the low single digit contribution margin.

We believe that we can, as we take advantage of the operating leverage, continue to grow that. And that’s going to drive the bottom line growth there.

The Software Services we experienced — we believe we will experience some challenges with the change in legislation. You know, and so that is not going to be as subject to growth in the future until we develop additional products. But we’ve experienced very solid margins in that area.

So I wanted to add that color. Because it’s a little bit - you have to look at each one of the businesses separately.

(David Golupter):	Okay thanks. And then just in terms of the restructuring it’s 10 million run rate a quarter or for the year?

Terry Heimes:	That — our run rate from fourth quarter to first quarter has been about a $10 million decrease...

(David Golupter):	Okay.

Terry Heimes:	or about 10%. And so we believe we’re, you know, on track for where we want to be.

(David Golupter):	So it would be about 16 cents or 17 cents a share from the restructuring? A reduction in the corporate activities and overhead?

Terry Heimes:	I have not done that math. You know, it’s going to be...

(David Golupter):	Okay.

Terry Heimes:	...somewhere in the $10 million a quarter is where we’re at right now.

(David Golupter):	Okay. Oh so that would be $40 million into your 38 million shares and then tax effective.

Jeff Noordhoek:	Correct we have 49 million...

Terry Heimes:	Forty-nine million shares outstanding.

(David Golupter):	I’m sorry. Yes. Okay thank you.

Operator:	Thank you.

Your next question is coming from — it’s a follow up question from Robert Kirkpatrick with Cardinal Capital. Please go ahead.

Robert Kirkpatrick:	Thank you.

One of the transactions that you’ve done year to date involved the sale of some loans. And I was wondering if you could walk through the rationalization of why they were sold, the level at which they were sold. And I understand that there were some servicing rights that came with the sale. And was wondering how you could perhaps attribute value to that portion of this transaction.

Terry Heimes:
Actually the — as we were — and Jeff outlined in terms of the presentation. With the capital market disruption one of the things that we identified or felt was important to us was to manage our liquidity on our balance sheet as it relates to, you know, our warehouse line.

We chose to sell a portion of the loans that were in the warehouse line. We did about a 4% loss, or about $50 million total, 47-1/2 million total loss on the portfolio as we were looking at managing our overall liquidity position on the balance sheet.

In terms of the servicing, rather than retaining the servicing rights we actually — the loans are life of loan serviced by us. So the buyer kept them with us for servicing. And so we will continue to earn servicing revenue over the life of that portfolio somewhere in the tune of $2 million to $3 million annually. And that will be a shift from really internal servicing revenue to external third party servicing revenue.

Robert Kirkpatrick:	Thank you.

Operator:	Thank you.

Your final question is a follow up question coming from Sameer Gokhale with KBW. Please go ahead.

Sameer Gokhale:	Hi. Thank you.

You know, my question was — is perhaps a difficult one to answer. But I want to ask it anyway. Because I’d love to get your perspectives.

And, you know, the question is essentially, you know, when we look at the underlying, you know, fundamentals of the business, you know, growth in enrollments, et cetera, obviously they are quite favorable.

But there have been, you know, quite a few challenges on the legislative front. You know, you had (unintelligible) operations also that you had to shut down. You know, there have been a series of these, you know, recurring charges as you guys seek to restructure the business.

But going forward it’s going to be — it seems like it’s all about execution as you continue to diversify into your fee based businesses.

So, you know, from a cultural standpoint I mean how have things progressed so far? And how do you see them progressing going forward? I mean has the culture of the company changed to be just very focused on execution going forward? And making sure you win in the marketplace.

Because, you know, we’ve seen now for quite a while just a series of charges and other kind of negative news affecting the stock.

So I’d just love to get your thoughts on that. If you made any changes to the compensation structure, et cetera, to get people more focused on winning in the marketplace if you will.

Jeff Noordhoek:
I would tell you that I’m extremely impressed the culture of the company and how we’ve weathered the challenges that have hit us. A lot of these challenges have been, you know, completely external to us. And we had to react to them.

I believe we have a very innovative culture. And I believe part of the success of Nelnet all along has been our ability to change faster than the market. I think we have proven that over and over again in how we are so market precedent setting. And how we react to the events that occur and our transparency around those issues.

So from a cultural perspective I think we’ve done an amazing job of retooling the company to focus on innovation and diversification of revenue. At the same time recognizing that we have a huge competitive advantage in the FFELP market as long as the FFELP market continues to work.

Sameer Gokhale:	Okay thank you.

Operator:	Thank you.

There are no further questions at this time. I’d like to turn the floor back over to Mr. Jeff Noordhoek for any closing remarks.

Jeff Noordhoek:	Thank you operator.

Well again I want to deeply apologize for the technological issues that we had earlier today and at the start of the call. We will rectify those in the future.

I want to end with what excites us as management about the company and the future of the company. And I would put them down into two broad categories with subcategories underneath that.

But what excites us is the education industry dynamics. And I would say that those dynamics in every way you at them equate to opportunity.

The other thing that excites us are the company’s dynamics. And the value that we can generate for our shareholders.

And so under the industry what excites is we see an increase in customer base at the largest it ever has been in the history of the United States and growing. We see the cost of education continuing to rise and the need for our products and services continuing to grow greater and greater.

We see the complexity of that education system getting more and more complex. Therefore the demand for our products and services are also going up.

Again there has been a significant amount of change and disruption in the FFELP loan industry. But we have always proven that when there is change there is opportunity. And we see that opportunity and have had the ability to capitalize on that opportunity.

There has been some positive legislation developments and momentum. And we think that does put a fix, you know, an acceptable fix for the loan business for the ‘08, ‘09 season.

And with the company we are very proud of our growing diversified revenue stream. Our strategy on that front is working.

We have captured future value as Terry stated. We have over $1.4 billion annuity stream coming in on our existing portfolio that is match funded. We do have significant scale and on our platform given that we own a $27 billion portfolio and we service $35 billion. We think that dramatically improves our position in the current market.

And again we’ve been at this for 30 years. We’ve been servicing loans for over 30 years. And our ability to execute we believe has been proven over that period of time.

So again I want to thank you for participating in the call. And we appreciate to working with you in the future and hearing from you in the future. And thank you for all you’ve done for the company in this period of time.

Have a great day.

Operator:	Thank you.

And this concludes today’s Nelnet’s First Quarter 2008 Business Update conference call. You may now disconnect your lines. And have a pleasant evening.
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